Tupperware Brands Corporation Reports Second Quarter 2022 Financial Results
Sales and Profitability Sequentially Improve

Orlando, FL - August 3, 2022 - Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, today reported operating results for the second quarter ended June 25, 2022.

Second Quarter 2022 Financial Summary

•Net sales were $340.4 million, a decrease of 18% year over year (or 14% on a constant currency basis), compared to $416.6 million in the prior year period
•Gross profit was $220.7 million, or 64.9% of net sales, compared to $285.9 million in the prior year period
•Income from continuing operations was $4.5 million, compared to $31.9 million in the prior year period
•Diluted earnings per share from continuing operations was $0.09, compared to $0.60 in the prior year period
•Adjusted diluted earnings per share (non-GAAP) from continuing operations was $0.41, compared to $0.90 in the period year period
•Adjusted EBITDA (non-GAAP, per debt covenant)1 from continuing operations was $38.1 million, compared to $92.1 million in the prior year period
•Consolidated Net Leverage Ratio (non-GAAP) of 3.13, following paydown of over $100 million of debt

“While we are not pleased with our current performance and level of profitability, I am encouraged by sequential improvement in profit in the second quarter, reflecting the many bold actions we continue to take, and I see promising signs that our strategies are working,” said Miguel Fernandez, President and Chief Executive Officer of Tupperware Brands. “Lockdowns in China and shifts in consumer behavior in Europe significantly impacted our year over year performance in the second quarter, as did inflationary pressures and unfavorable foreign exchange rate fluctuations. During the quarter, we continued to address the operating factors within our control, specifically technology, operations, service levels, and ongoing implementation of global direct selling practices. While we are beginning to see encouraging trends in certain markets as a result of these efforts, more work remains to optimize our operations and supply chain. We nevertheless remain on track to further penetrate retail channels later this year, which we believe will be a milestone in our omnichannel evolution, and provide a needed catalyst for long-term growth. We acknowledge the challenging journey ahead of us to transform this business, and are confident we are executing against a strategy that will ultimately enable our business to become as big as our iconic Tupperware brand.”

“Our second quarter performance reflects our improving ability to respond to high inflation and supply chain challenges,” said Mariela Matute, Chief Financial Officer of Tupperware Brands. “Pricing actions and improving service levels in the second half of the quarter helped to mitigate margin erosion, with full favorable impact expected to be realized over the balance of the year. While our performance is trending in the right direction, we also acknowledge the potential for near-term volatility as we continue to address internal challenges and navigate external headwinds, which we expect to continue for the remainder of the year. We continue to evolve our planning processes and resources, with the goal to generate efficiencies and right-size our cost structure. Following our $75 million accelerated share repurchase last quarter, our capital allocation priorities have shifted toward the paydown of debt, which we successfully reduced by over $100 million in the second quarter. We also sold our House of Fuller and Nutrimetics beauty businesses, in May and July, respectively, consistent with our plan to focus on our core Tupperware business. We will continue to look for ways to strengthen our financial foundation in order to position our company for long-term, profitable growth.”

Second Quarter 2022 Operating Results

Total net sales were $340.4 million, a decrease of 18% (or 14% on a constant currency basis) compared to the prior year period. The decrease was driven primarily by lower overall sales force activity, lockdowns in China, and lower consumer sentiment in Europe, partially offset by strength in South America, driven by recruitment and retention efforts. For detailed performance by region, please refer to the segment tables in the appended exhibit.

Gross profit was $220.7 million, as compared to $285.9 million for the prior year period. Gross margin was 64.9%, as compared to 68.4% for the prior year period. The decrease was driven by lower volumes, higher resin and logistics costs, and country and product mix, partially offset by pricing actions.

1 “Adjusted EBITDA (non-GAAP, per debt covenant)” is calculated the same way as the non-GAAP measure “Debt covenant EBITDA” that the Company disclosed in its prior earnings releases.
Note: All figures reflect results from continuing operations only. A reconciliation of non-GAAP measures to comparable GAAP measures can be found in the tables included in this release.

Income from continuing operations was $4.5 million, as compared to $31.9 million for the prior year period. Diluted earnings per share from continuing operations was $0.09, as compared to $0.60 for the prior year period. Adjusted diluted earnings per share from continuing operations (non-GAAP) was $0.41, as compared to $0.90 for the prior year period. The decrease was driven by lower volumes, and higher resin and logistics costs, partially offset by lower promotional expense and lower interest expense.

Non-Core Assets

As previously announced, due to the sale or pending sale of certain key brands of the Company’s beauty business, the Company has determined that these dispositions represent a strategic shift that will have a major effect on its results of operations. As such, the results of these beauty businesses are presented as discontinued operations, including all comparative prior period information, in the Company’s financial statements. Certain costs previously allocated to the beauty business for segment reporting purposes do not qualify for classification within discontinued operations and have been reallocated to continuing operations. During the second quarter of 2022, the Company completed the sale of its House of Fuller Mexico business and entered into a definitive agreement to sell its Nutrimetics business, which sale was completed on July 1, 2022. The Company is still exploring options for its Nuvo business.

Credit Facility Amendment

Subsequent to the second quarter, the Company entered into an amendment to its existing secured credit facility, dated November 23, 2021. The amendment has an effective date of August 1, 2022, and amends certain provisions under the credit agreement to, among other things, (i) replace LIBOR with SOFR as the reference interest rate for the applicable loans under the facility, with a 0.00% SOFR floor and 10 basis point credit spread adjustments across all tenors; (ii) allow for a temporary higher maximum consolidated net leverage ratio of 4.5x in the third quarter of 2022 and 4.25x in the fourth quarter of 2022 and first quarter of 2023 (cumulatively, the “Covenant Adjustment Period”), with a reversion to the existing maximum consolidated net leverage ratio of 3.75x in the second quarter of 2023 and thereafter; (iii) introduce two additional pricing levels that are 25 basis points, for consolidated net leverage ratios of 3.0x to 3.5x, and 50 basis points, for consolidated net leverage ratios of 3.5x and higher, above the original pricing levels, with a reversion to the original pricing levels following achievement of a consolidated net leverage ratio of 2.75x or less for two consecutive quarters following the Covenant Adjustment Period and (iv) restrict the Company’s ability to incur incremental facilities under the Credit Agreement, incur certain debt, incur certain liens, make certain investments and restricted payments, consummate certain internal reorganizations and rely on certain reinvestment exceptions to the mandatory prepayment provisions during the Covenant Adjustment Period. Additional information can be found in the Form 8-K filed with this press release.

Earnings Conference Call

The Company will host its second quarter 2022 earnings conference call today, August 3, 2022, at 8:30 a.m. ET. A link to the live webcast can be found under the Events and Presentations section of the Company’s Investor Relations page on the Company’s website at https://ir.tupperwarebrands.com. A webcast replay will be made available in the same section of the Company’s Investor Relations website later today.

About Tupperware Brands Corporation

Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Forward-Looking Statements

Statements contained in this release that are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expect”, “believe", "intend", "designed", "target", "plans", “may”, "will", “we are confident” and similar words are forward-looking statements. These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: the continuing effects of the novel coronavirus (COVID-19) pandemic; the successful execution of the Company’s Turnaround Plan; the effects of inflation on the Company’s business; the sale of the Company’s Nuvo business; the impact of the Russia-Ukraine conflict on the Company’s business; the Company’s ability to ship product to customers on a timely basis, including because of delays caused by its supply chain; the Company’s ability to sustain the same level of growth in net sales and net income that we recorded in the prior quarters; the success of the Company’s efforts to improve its profitability and liquidity position and any capital structure actions that it may take the Company's ability to comply with its financial covenants under its credit agreement; cyberattacks and ransomware demands that could cause the Company to not be able to operate its systems and/or access or control its data, including private data; risks related to the ongoing SEC inquiry; the success and timing of growth and turnaround initiatives; leadership development and succession changes; impairment and other charges related to purchase accounting goodwill and restructuring actions; the risk of foreign-currency fluctuations and currency translation impacts on the Company’s business associated with these fluctuations; the Company's ability to engage in hedging transactions (including, without limitation, forwards and swaps) with financial institutions to mitigate risks relating to foreign-currency fluctuations and/or interest rate fluctuations and the possibility that such hedging transactions, even if entered into, are unsuccessful; the risk of changes in cash flow resulting from changes in foreign exchange rates and hedge settlements; uncertainties related to the interpretation of, and regulations under, changes in the U.S. tax law and tax laws and regulations in other countries; the Company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the Company’s products; any adverse results of tax audits or unfavorable changes to tax laws in the Company’s various markets; risk that direct selling laws and regulations in any of the Company’s markets may be modified, interpreted or enforced in a manner that results in negative changes to the Company’s business models or negatively impacts its revenue, sales force or business, including through the interruption of recruiting and sales activities, loss of licenses, imposition of fines, or any other adverse actions or events; unpredictable economic and political conditions and events globally; the success of new product introductions and promotional programs to generate interest among the Company’s sales force and customers and generate selling activities on a sustained basis; success of business-to-business selling arrangements and their timing; success of buyers in obtaining financing or attracting tenants for commercial and residential developments; the timing and success of closing asset sales; risks related to litigation against the Company, including pending securities class action lawsuits filed against the Company and certain of its current and former officers and directors; risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies; governmental approvals of materials for use in the Company’s products; continued competitive pressures for products or sales force in the Company’s markets; and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update available at https://ir.tupperwarebrands.com/financial-information/foreign-exchange-impact. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures in this release, specifically, Adjusted Diluted Earnings Per Share from continuing operations (“Adjusted Diluted Earnings Per Share”), Adjusted EBITDA (non-GAAP, per debt covenant), and Consolidated Net Leverage Ratio, each of which are provided to assist readers' understanding of the Company's results of operations. The Company believes Adjusted Diluted Earnings Per Share is useful as it is used by management in their capital allocation decision process and in discussions with investors, analysts, and other interested parties. This measure is based on a continuing operations basis. Adjusted EBITDA (non-GAAP, per debt covenant) and Consolidated Net Leverage Ratio are useful as they reflect the Company’s liquidity as required under its credit facility. These measures are based on a consolidated basis with the results of both continuing operations and discontinued operations included. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods by providing what the Company believes is a useful measure for predictive purposes. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include comparisons related to profit that exclude:

•gains from the sale of property, plant and equipment and other real estate related operations
•insurance settlement gains or significant charges related to casualty losses caused by significant weather events, fires or similar circumstances
•exit or disposal cost obligations related to rationalizing supply chain operations and other re-engineering activities performed to wind-down or significantly restructure businesses, including cumulative translation adjustments recognized in income upon liquidation of operations in a country, asset sales or fixed asset impairments, inventory obsolescence and other operating losses incurred in conjunction with such activities
•certain asset retirement obligations
•pension settlements
•significant discrete impacts of new tax laws upon adoption, including the impact on cumulative deferred taxes from items previously recorded as cumulative translation adjustments
•amortization of definite-lived intangible assets
•non-cash impairment charges related to the carrying value of acquired intangible assets and goodwill
•infrequent costs incurred in connection with a change in capital structure
•the impact from hyper-inflationary economies on net monetary assets and other balance sheet positions that impact near term income
•non-recurring costs associated with the turnaround plan

While these types of events can and do recur periodically, they are not part of the Company’s primary business operations and are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods, as amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.

Additionally, the Company engages in business to business transactions, in which it sells products to a partner company. Since the level of these sales is volatile from quarter-to-quarter and year-to-year, and is largely independent of the activities of its sales force, the Company at times, in addition to disclosing reported sales, discloses “core” sales amounts and comparisons, which excludes amounts sold under business to business transactions. This illustrates sales results and trends directly associated with activities of its independent sales force. All financial information disclosed and presented includes business to business transactions unless specifically stated as “core” sales or otherwise indicated.

Also, as the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons. The Company believes the presentation of results on a constant currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents constant currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a constant currency basis as one measure to evaluate performance and generally refers to such amounts as restated or excluding the impact of foreign currency.

These core sales and constant currency results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Core sales and results on a constant currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Information included with this release includes references to Adjusted Diluted Earnings Per Share, and covenants under our credit agreement with Wells Fargo Bank, N.A.: Net Consolidated Leverage Ratio and Adjusted EBITDA (non-GAAP, per debt covenant). The Company uses Adjusted Diluted Earnings Per Share as this measure is used in its capital allocation decision process and in discussions with investors, analysts and other interested parties, while management believes Net Consolidated Leverage Ratio and Adjusted EBITDA (non-GAAP, per debt covenant) are useful to investors as they are used by management to assess the Company’s liquidity. The Company's calculation of its Net Consolidated Leverage Ratio and Adjusted EBITDA (non-GAAP, per debt covenant) is in accordance with its credit agreement, and such calculations, as well as the Company’s calculation of Adjusted Diluted Earnings Per Share, is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

Investors: Alexis Callahan, alexiscallahan@tupperware.com, (321) 588-5129
Media: Cameron Klaus, cameronklaus@tupperware.com, (407) 371-9784

###

Summary Financial Statements

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 weeks ended		26 weeks ended
(In millions, except per share amounts)	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net sales	$340.4	$416.6	$688.5	$830.5
Cost of products sold	119.7	130.7	245.8	251.0
Gross profit	220.7	285.9	442.7	579.5

Selling, general and administrative expense	186.9	208.8	390.3	430.0
Re-engineering charges	7.0	4.7	8.5	7.8
Loss (Gain) on disposal of assets	2.0	0.4	1.6	(7.3)
Operating income	24.8	72.0	42.3	149.0

Loss on debt extinguishment	—	6.0	—	8.1
Interest expense	6.0	9.7	10.6	21.5
Interest income	(1.2)	(0.3)	(1.9)	(0.6)
Other expense (income), net	0.7	0.9	5.0	(0.4)
Income from continuing operations before income taxes	19.3	55.7	28.6	120.4

Provision for income taxes	14.8	23.8	21.6	44.5
Income from continuing operations	4.5	31.9	7.0	75.9

Discontinued operations
(Loss) income from operations of discontinued operations before income taxes	(5.9)	3.4	(5.5)	3.8
Gain (loss) on held for sale assets and dispositions	1.4	—	(1.2)	1.0
Benefit for income taxes	(1.2)	(0.3)	(0.8)	(0.2)
(Loss) gain on discontinued operations	(3.3)	3.7	(5.9)	5.0

Net income	$1.2	$35.6	$1.1	$80.9

Earnings per share:
Basic earnings from continuing operations - per share	$0.10	$0.64	$0.15	$1.53
Basic (loss) earnings from discontinued operations per share	(0.07)	0.07	(0.13)	0.10
Basic earnings per share - Total	$0.03	$0.71	$0.02	$1.63

Diluted earnings from continuing operations - per share	$0.09	$0.60	$0.14	$1.43
Diluted (loss) earnings from discontinued operations - per share	(0.07)	0.07	(0.12)	0.10
Diluted earnings per share - Total	$0.02	$0.67	$0.02	$1.53

Weighted-average shares outstanding:
Basic weighted-average shares	45.5	49.8	46.7	49.6
Diluted weighted-average shares	48.3	53.1	49.8	53.0

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions, except share amounts)	June 25, 2022	December 25, 2021
Assets
Cash and cash equivalents	$118.8	$267.2
Other current assets	396.2	381.0
Total current assets	515.0	648.2

Property, plant and equipment, net	153.2	160.9
Other assets	437.7	446.3
Total assets	$1,105.9	$1,255.4

Liabilities And Shareholders' Equity
Current debt and finance lease obligations	$12.4	$8.9
Other current liabilities	375.3	547.0
Total current liabilities	387.7	555.9

Long-term debt and finance lease obligations	688.2	700.5
Other liabilities	189.1	206.1
Total liabilities	1,265.0	1,462.5

Total shareholders' equity (deficit)	(159.1)	(207.1)

Total liabilities and shareholders' equity	$1,105.9	$1,255.4

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 weeks ended
(In millions)	June 25, 2022	June 26, 2021
Operating Activities
Net cash (used in) provided by operating activities	$(58.9)	$3.7
Investing Activities
Capital expenditures	(15.6)	(17.3)
Net proceeds from divestiture	—	2.4
Proceeds from disposal of assets	1.2	10.7
Net cash used in investing activities	(14.4)	(4.2)
Financing Activities
Term loan repayment	(2.4)	(101.2)
Borrowings on revolver facility	146.0	—
Repayment of revolver facility	(139.2)	—
Net increase in short-term debt	—	49.6
Debt issuance costs payment	—	(1.0)
Finance lease repayments	(0.7)	(0.7)
Common stock repurchase	(75.0)	—
Cash payments of employee withholding tax for stock awards	(1.9)	(2.9)
Proceeds from exercise of stock options	—	0.5
Net cash used in financing activities	(73.2)	(55.7)
Discontinued Operations
Cash used in operating activities	(3.4)	(2.3)
Cash provided by investing activities	6.7	28.1
Cash provided by discontinued operations	3.3	25.8
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.9)	(5.4)
Net change in cash, cash equivalents and restricted cash	(147.1)	(35.8)
Cash, cash equivalents and restricted cash at beginning of year	273.8	150.5
Cash, cash equivalents and restricted cash at end of period	$126.7	$114.7

Segment Information

The Company manufactures and distributes a broad portfolio of products, primarily through independent direct sales force members. Certain operating segments have been aggregated based upon consistency of economic substance, geography, products, production process, class of customers and distribution method.

						Change excluding the foreign exchange impact		Percent of total
(In millions)	13 weeks ended		Change		Foreign exchange impact			13 weeks ended
	Jun 25, 2022	Jun 26, 2021	Amount	Percent		Amount	Percent	Jun 25, 2022	Jun 26, 2021
Asia
Net sales	$90.8	$114.6	$(23.8)	(21)%	$(6.1)	$(17.7)	(16)%	27%	28%
Segment profit	$11.9	$26.4	$(14.5)	(55)%	$(0.3)	$(14.2)	(55)%	24%	30%
Segment profit as percent of net sales	13.1%	23.0%	N/A	(9.9)%	N/A	N/A	N/A	N/A	N/A

Europe
Net sales	$70.9	$113.7	$(42.8)	(38)%	$(12.7)	$(30.2)	(30)%	21%	27%
Segment profit	$4.9	$19.6	$(14.7)	(75)%	$(1.5)	$(13.2)	(73)%	10%	22%
Segment profit as percent of net sales	6.9%	17.2%	N/A	(10.3)%	N/A	N/A	N/A	N/A	N/A

North America
Net sales	$104.3	$122.2	$(17.9)	(15)%	$(0.9)	$(17.0)	(14)%	31%	29%
Segment profit	$16.7	$19.9	$(3.2)	(16)%	$—	$(3.2)	(16)%	33%	23%
Segment profit as percent of net sales	16.0%	16.3%	N/A	(0.3)%	N/A	N/A	N/A	N/A	N/A

South America
Net sales	$74.4	$66.1	$8.3	13%	$0.4	$7.9	12%	22%	16%
Segment profit	$16.9	$22.2	$(5.3)	(24)%	$0.7	$(6.0)	(26)%	34%	25%
Segment profit as percent of net sales	22.7%	33.6%	N/A	(10.9)%	N/A	N/A	N/A	N/A	N/A

Total net sales	$340.4	$416.6	$(76.2)	(18)%	$(19.3)	$(57.0)	(14)%	N/A	N/A

___________________
N/A - not applicable
+ - change greater than ±100%

						Change excluding the foreign exchange impact		Percent of total
(In millions)	26 weeks ended		Change					26 weeks ended
	Jun 25, 2022	Jun 26, 2021	Amount	Percent	Foreign exchange impact	Amount	Percent	Jun 25, 2022	Jun 26, 2021
Asia
Net sales	$188.5	$230.9	$(42.4)	(18)%	$(8.4)	$(34.0)	(15)%	27%	28%
Segment profit	$24.2	$55.2	$(31.0)	(56)%	$0.4	$(31.4)	(57)%	28%	31%
Segment profit as percent of net sales	12.8%	23.9%	N/A	(11.1)%	N/A	N/A	N/A	N/A	N/A

Europe
Net sales	$161.8	$235.5	$(73.8)	(31)%	$(22.8)	$(50.9)	(24)%	24%	28%
Segment profit	$12.3	$52.9	$(40.6)	(77)%	$(3.9)	$(36.6)	(75)%	14%	29%
Segment profit as percent of net sales	7.6%	22.5%	N/A	(14.9)%	N/A	N/A	N/A	N/A	N/A

North America
Net sales	$206.1	$239.9	$(33.8)	(14)%	$(0.9)	$(32.9)	(14)%	30%	29%
Segment profit	$26.6	$38.8	$(12.2)	(31)%	$0.0	$(12.2)	(32)%	30%	21%
Segment profit as percent of net sales	12.9%	16.2%	N/A	(3.3)%	N/A	N/A	N/A	N/A	N/A

South America
Net sales	$132.1	$124.2	$7.9	6%	$1.0	$6.8	5%	19%	15%
Segment profit	$24.6	$33.9	$(9.3)	(27)%	$1.1	$(10.4)	(30)%	28%	19%
Segment profit as percent of net sales	18.6%	27.3%	N/A	(8.7)%	N/A	N/A	N/A	N/A	N/A

Total net sales	$688.5	$830.5	$(142.1)	(17)%	$(31.1)	$(111.0)	(14)%	N/A	N/A
____________________
N/A - not applicable
+ - change greater than ±100%

Sales Force Statistics

Sales force statistics shown below are collected by the Company and, in some cases, provided by distributors and sales force. Active sales force is defined as the average number of sellers ordering in each cycle over the course of the quarter. Constant currency changes, or changes excluding foreign exchange impact, are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

	Net Sales		Active Sales Force
	Second Quarter 2022 versus Second Quarter 2021		13 weeks ended
			June 25, 2022	June 26, 2021
Segments	Change %	Change excluding foreign exchange impact %	Count	Count	Change %
Asia Pacific	(21)%	(16)%	46,101	57,366	(20)%
Europe	(38)%	(30)%	70,986	89,703	(21)%
North America	(15)%	(14)%	65,974	67,962	(3)%
South America	13%	12%	149,082	137,687	8%
Total	(18)%	(14)%	332,143	352,718	(6)%

GAAP to Non-GAAP Financial Measures Reconciliation

	13 weeks ended		26 weeks ended
(In millions, except per share amounts)	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Income from continuing operations	$4.5	$31.9	$7.0	$75.9

Re-engineering charges	7.0	4.7	8.5	7.8
Loss on debt extinguishment	—	6.0	—	8.1
(Gain) on disposal of assets	2.0	0.4	1.6	(7.3)
Exit and Other Costs	1.4	1.7	2.6	2.7
Consulting	1.8	1.5	1.8	1.1
Foreign currency hyperinflation	4.6	1.3	6.4	1.7
Adjustments before income taxes	16.8	15.6	20.9	14.1
Provision for income taxes	1.7	—	2.0	—
Net adjustments	$15.1	$15.6	$18.9	$14.1

Adjusted income from continuing operations	$19.6	$47.5	25.9	90.0

Basic weighted-average shares	45.5	49.8	46.7	49.6
Diluted weighted-average shares	48.3	53.1	49.8	53.0

Adjusted basic earnings per share from continuing operations	$0.43	$0.95	$0.55	$1.81
Adjusted diluted earnings per share from continuing operations	$0.41	$0.90	$0.52	$1.70

Net Income to Adjusted EBITDA (non-GAAP, per debt covenant) Reconciliation and Consolidated Net Leverage Ratio (1)

	52 weeks ended	13 weeks ended	13 weeks ended
(In millions)	June 25, 2022	June 25, 2022	June 26, 2021
Income from continuing operations	$86.8	$4.5	$31.8

Add:
Interest expense	24.3	6.0	9.7
Provision for income taxes	19.6	14.8	24.0
Depreciation and amortization	39.8	9.0	9.8
Adjusted EBITDA - from continuing operations	$170.5	$34.3	75.3

Add:

Non-cash impairment charges or asset write-offs	8.1	—	—
Other adjustments per Credit Agreement	20.0	7.5	8.1
Other non-cash extraordinary, unusual or non-recurring losses	36.0	3.7	12.0

Subtract:
Cash paid for re-engineering charges	(13.9)	(4.4)	(8.1)
Extraordinary, unusual or non-recurring (gains) losses	(23.5)	2.0	0.5

Adjusted EBITDA - discontinued operations	$(140.3)	$(3.6)	$4.3

Subtract:
Gain (loss) on disposal of assets	(135.7)	1.4	$—
Total Adjusted EBITDA (non-GAAP, per debt covenant)	$192.6	$38.1	$92.1

Total debt	$702.2
Unrestricted cash and cash equivalents	(100.0)
Consolidated total debt less unrestricted cash and cash equivalents	$602.2

Consolidated Net Leverage Ratio	3.13

(1)Amounts and calculations are based on the definitions and provisions of the Company's Credit Agreement dated November 23, 2021 and, where applicable, are based on the trailing four quarter amounts. “Consolidated Net Leverage Ratio” is calculated as defined in the Credit Agreement.